Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST SHAREHOLDERS APPROVE THE RECLASSIFICATION OF EACH SHARE OF

CLASS A SPECIAL COMMON STOCK INTO ONE SHARE OF CLASS A COMMON STOCK

PHILADELPHIA — December 10, 2015 — Comcast Corporation announced that at its special meeting of shareholders today in Philadelphia, holders of its Class A Common Stock and Class A Special Common Stock, each voting separately as a class, and Class A Common Stock and Class B Common Stock, voting together as a single class, approved the Company’s proposal to amend and restate its Amended and Restated Articles of Incorporation in order to reclassify each share of Comcast Class A Special Common Stock (Nasdaq: CMCSK) into one share of Comcast Class A Common Stock (Nasdaq: CMCSA).

Effective as of 5:00 PM (EST) on December 11, 2015, each share of Comcast’s Class A Special Common Stock will be reclassified into one share of Comcast’s Class A Common Stock, and the Class A Special Common Stock will cease trading on Nasdaq.  Comcast’s Class A Common Stock, including the new shares of Class A Common Stock into which the shares of Class A Special Common Stock were reclassified, will continue to trade on Nasdaq under the ticker symbol CMCSA.

ABOUT COMCAST CORPORATION

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation's largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Media Contact:

John Demming

O: (215) 286-8011

M: (215) 429-4744

John Demming@Comcast.com